Exhibit 99.1

Anthera Pharmaceuticals Announces 1-for-8 Reverse Split of Stock

Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH) announced today that it has filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to effect a 1-for-8 reverse stock split of its common stock, effective as of April 28, 2017 at 5:00 p.m. Eastern Time.  A Certificate of Amendment to effect a reverse stock split was approved by the Company’s stockholders at its Annual Meeting of Stockholders held on April 27, 2017, and the specific 1-for-8 ratio was subsequently approved by the Company’s Board of Directors.

At the effective time of the reverse stock split, every eight (8) shares of the Company’s issued and outstanding common stock will be automatically converted into one (1) issued and outstanding share of common stock, without any change in par value per share.  The reverse stock split will affect all shares of the Company’s common stock outstanding immediately prior to the effective time of the reverse stock split, as well as the number of shares of common stock available for issuance under the Company’s equity incentive plans. In addition, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon the exercise of stock options or warrants, and release of restricted stock units outstanding immediately prior to the effectiveness of the reverse stock split.  No fractional shares will be issued as a result of the reverse stock split.  Stockholders who would otherwise be entitled to receive a fractional share will receive, in lieu thereof, a cash payment based on the closing sales price of the Company`s common stock as reported on the NASDAQ Capital Market on the last business day immediately preceding the effective date of the reverse stock split.  The Company`s common stock will begin trading on the NASDAQ Capital Market on a split-adjusted basis when the market opens on May 1, 2017.  The new CUSIP number for the Company’s common stock following the reverse stock split is 03674U 300.

The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 80.6 million to approximately 10.1 million.

American Stock Transfer and Trust Company (AST) is acting as the exchange agent for the reverse stock split.  AST will provide instructions to stockholders regarding the process for exchanging their pre-split stock certificates for post-split stock certificates.  Additional information regarding the reverse stock split can be found in the Company`s definitive proxy statement filed with the Securities and Exchange Commission on March 16, 2017.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including exocrine pancreatic insufficiency due to cystic fibrosis, and IgA nephropathy. Additional information on Anthera can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2016. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

Contact Information:

Investor Relations, Anthera Pharmaceuticals
ir@anthera.com